Exhibit 4.13

NEITHER THIS NOTE NOR THE SECURITIES THAT MAY BE ISSUED BY THE BORROWER UPON CONVERSION HEREOF (COLLECTIVELY, THE “SECURITIES”) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR APPLICABLE STATE SECURITIES LAWS; OR (II) IN THE ABSENCE OF AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 UNDER THE 1933 ACT.

12% CONVERTIBLE NOTE

Maturity Date of December 3, 2015

$150,000 June 3, 2015

FOR VALUE RECEIVED, SGOCO Group, Ltd., a Cayman Islands Corporation (the “Company”) doing business in Luoshan, China, hereby promises to pay to the order of JSJ Investments Inc., an accredited investor and Texas Corporation, or its assigns (the “Holder”), the principal amount of One Hundred and Fifty Thousand Dollars ($150,000), on demand of the Holder at any time on or after December 3, 2015 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of Twelve Percent (12%) per annum (the “Interest Rate”) commencing on the date hereof (the “Issuance Date”).

1.	Payments of Principal and Interest.

a.	Payment of Principal. At any time before, on, or after the Maturity Date, this note has a cash redemption premium of 150% of the principal amount, in addition to outstanding interest, which may only be exercised upon approval and acceptance by JSJ Investments Inc. Without the Holder’s consent to repayment or demand of repayment, the Company may not repay the Note, in whole or in part, under any circumstance.

b.	Demand of Repayment. The principal and interest balance of this Note shall be paid to the Holder hereof on demand by the Holder at any time on or after the Maturity Date.

c.	Interest. This Note shall bear interest (“Interest”) at the rate of Twelve Percent (12%) per annum from the Issuance Date until the same is paid, or otherwise converted in accordance with Section 2 below, in full and the Holder, at the Holder’s sole discretion, may include any accrued but unpaid Interest in the Conversion Amount. Interest shall commence accruing on the Issuance Date, shall be computed on the basis of a 365-day year and the actual number of days elapsed and shall accrue daily and, after the Maturity Date, compound quarterly. Upon an Event of Default, as defined in Section 10 below, the Interest Rate shall increase to Eighteen Percent (18%) per annum for so long as the Event of Default is continuing (“Default Interest”), provided however, if Holder does not demand repayment on or after the Maturity Date the interest rate shall remain at Twelve Percent (12%).

d.	General Payment Provisions. This Note shall be made in lawful money of the United States of America by check to such account as the Holder may from time to time designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized or required by law or executive order to remain closed.

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2.	Conversion of Note. At any time prior to, upon, or after the Maturity Date, the Conversion Amount (see Paragraph 2(a)(i)) of this Note shall be convertible into ordinary shares of the Company (the “Ordinary Shares”) according to the terms and conditions set forth in this Paragraph 2.

a.	Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

i.	“Conversion Amount” means the sum of (a) the principal amount of this Note to be converted with respect to which this determination is being made, (b) Interest; and (c) Default Interest, if any, on unpaid interest and principal, if so included at the Holder’s sole discretion.

ii.	“Conversion Price” means the lower of: (i) a 43% discount to the lowest trading price per share of the Company’s Ordinary Shares during the previous twenty (20) trading days to the date of a Conversion Notice; or (ii) a 43% discount to the lowest trading price per share during the previous twenty (20) trading days before the date that this Note was executed.

iii.	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

iv.	“Shares” means the Ordinary Shares of the Company into which any balance on this Note may be converted upon submission of a “Conversion Notice” to the Company substantially in the form attached hereto as Exhibit 1.

b.	Holder’s Conversion Rights. At any time or times on or after the Issuance Date, the Holder shall be entitled to convert all of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable Ordinary Shares in accordance with the stated Conversion Price. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of Ordinary Shares which would be in excess of the sum of (i) the number of Ordinary Shares beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Ordinary Shares issuable in connection with the unconverted portion of the Note, and (iii) the number of Ordinary Shares issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 49.99% of the outstanding Ordinary Shares of the Company on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 49.99% (“Conversion Limitation”). The Holder shall have the authority to determine whether the restriction contained in this Section 2(b) will limit any conversion hereunder. The Holder may waive the conversion limitation described in this Section 2(b), in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase or decrease such percentage.

c.	Fractional Shares. The Company shall not issue any fraction of an Ordinary Share upon any conversion; if such issuance would result in the issuance of a fraction of an Ordinary Share, the Company shall round such fraction of an Ordinary Share up to the nearest whole share except in the event that rounding up would violate the conversion limitation set forth in section 2(b) above.

d.	Conversion Amount. The Conversion Amount shall be converted pursuant to Rule 144 of the Securities Act of 1933, as amended, into free trading shares at the Conversion Price.

e.	Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

i.	Holder’s Conversion Requirements. To convert this Note into Ordinary Shares on any date set forth in the Conversion Notice by the Holder (the “Conversion Date”), the Holder hereof shall transmit by email, facsimile or otherwise deliver, for receipt on or prior to 11:59 p.m., Eastern Time, on such date or on the next business day, a copy of a fully executed Conversion Notice in the form attached hereto as Exhibit 1 to the Company.

ii.	Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall as soon as practicable, but in no event later than one (1) Business Day after receipt of such Conversion Notice, send, via email, facsimile or overnight courier, a confirmation of receipt of such Conversion Notice to such Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. Within two (2) Business Days after the date the Conversion Notice is delivered, the Company shall have issued and electronically transferred the Shares to the Broker indicated in the Conversion Notice; should the Company be unable to transfer the Shares electronically, it shall, within two (2) Business Days after the date the Conversion was delivered, have surrendered to an overnight courier for delivery the next day to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of Ordinary Shares to which the Holder shall be entitled.

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iii.	Record Holder. The person or persons entitled to receive the Ordinary Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Ordinary Shares on the Conversion Date.

iv.	Timely Response by Company. Upon receipt by Company of a Conversion Notice, Company shall respond within one business day to Holder confirming the details of the Conversion, and provide within two business days the Shares requested in the Conversion Notice.

v.	Penalty for Delinquent Response. If the Company fails to deliver for whatever reason (including any neglect or failure by, e.g., the Company, its counsel or the transfer agent) to Holder the Shares as requested in a Conversion Notice and within three (3) business days of the Conversion Date, the Company shall be deemed in “Default of Conversion.” Beginning on the fourth (4th) business day after the date of the Conversion Notice, after the Company is deemed in Default of Conversion, there shall accrue a penalty (the “Conversion Penalty”) of Additional Shares due to Holder equal to Five percent (5%) of the number stated in the Conversion Notice (the “Additional Shares”), which may be applied to the Conversion at the Holder’s election, and for each business day while a Default of Conversion exists and is continuing a Conversion Penalty shall continue to accrue and Holder shall continue to be issued Additional Shares for each such business day. The Additional Shares shall be issued and the amount of the Note retired will not be reduced beyond that stated in the Conversion Notice. If the Additional Shares owed the Holder cause the Shares requested by the Conversion Notice to exceed Conversion Limitation, the Holder may opt instead to have the Conversion Amount reduced by the value, as calculated using the Conversion Price, of the Additional Shares owing. At any time after a Default of Conversion the Holder may, at their sole discretion, rescind the Conversion.

vi.	Penalty for Inability to Issue Shares. If the Company fails to deliver Shares requested by a Conversion Notice due to an exhaustion of authorized and issuable Ordinary Shares such that the Company must increase the number of authorized Ordinary Shares before the Shares requested may be issued to the Holder, the discount set forth in the Conversion Price will be increased by 5% for the Conversion Notice in question and all future Conversion Notices until the outstanding principal and interest of the Note is converted or paid in full. This penalty shall not render the penalties prescribed by Paragraph 2(e)(v) void, and may be applied in conjunction with Paragraph 2(e)(v) at the Holder’s election.

vii.	Rescindment of Conversion Notice. If (i) the Company fails to respond to Holder within one business day from the date of Conversion confirming the details of Conversion, (ii) the Company fails to provide the Shares requested in the Conversion Notice within three business days from the date of Conversion, (iii) the Holder is unable to procure a legal opinion required to have the Shares issued unrestricted and/or deposited to sell for any reason related to the Company's standing, (iv) the Holder is unable to deposit the Shares requested in the Conversion Notice for any reason related to the Company's standing, (v) a Default of Conversion exists; (vi) the Holder is informed that the Company does not have the authorized and issuable Shares available to satisfy the Conversion, (vii) the Company is delinquent in timely filing any reports required to be filed with the Securities and Exchange Commission; (viii) the Company’s Ordinary Shares are delisted from the Nasdaq Stock Market, or (ix) in the event that the Company’s securities are quoted for trading on the OTC Markets, then if OTC Markets changes the Company's designation to 'Limited Information' (Yield), 'No Information' (Stop Sign), 'Caveat Emptor' (Skull and Crossbones), or 'OTC', 'Other OTC' or 'Grey Market' (Exclamation Mark Sign) on the day of or any day after the date of Conversion, the Holder maintains the option and sole discretion to rescind the Conversion Notice ("Rescindment") with a "Notice of Rescindment.”

viii.	Transfer Agent Fees and Legal Fees. The issuance of the certificates shall be without charge or expense to the Holder. The Company shall pay any and all Transfer Agent fees, legal fees, and advisory fees required for execution of this Convertible Note and processing of any Notice of Conversion, including but not limited to the cost of obtaining a legal opinion with regard to the Conversion. The Holder will deduct $3,000 from the principal payment of the Convertible Note solely to cover the cost of obtaining any and all legal opinions required to obtain the Shares requested in any given Conversion Notice. These fees do not make provision for or suffice to defray any legal fees incurred in collection or enforcement of the Note as described in Paragraph 13. The Holder will deduct 3rd party due diligence fees due Wellington Shields in the amount of $12,000 from the principal payment of the Convertible Note.

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3.	Other Rights of Holders: Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Ordinary Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Ordinary Shares is referred to herein as “Organic Change.” Prior to the consummation of any (i) Organic Change or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Holder) to deliver to Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note, and reasonably satisfactory to the Holder. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holders of a majority of the Conversion Amount of the Notes then outstanding) to ensure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the Ordinary Shares immediately theretofore acquirable and receivable upon the conversion of such Holder’s Note, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of Ordinary Shares which would have been acquirable and receivable upon the conversion of such Holder’s Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Note set forth in Section 2(b) or otherwise). All provisions of this Note must be included to the satisfaction of Holder in any new Note created pursuant to this section.

4.	Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holders the following.

a.	Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

b.	Authorization. All corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement. The Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Agreement, valid and enforceable obligations. The shares of capital stock issuable upon conversion of the Notes have been authorized or will be authorized prior to the issuance of such shares.

c.	Fiduciary Obligations. The Company hereby represents that it intends to use the proceeds of the Notes primarily for the operations of its business and not for any personal, family, or household purpose. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the execution of this Agreement based upon a reasonable belief that the loan provided for herein is appropriate for the Company after reasonable inquiry concerning its financial objectives and financial situation.

5.	Covenants of the Company. So long as the Company shall have any obligations under this Note, the Company shall not without the Holder’s prior written consent pay, declare or set apart for such payment any dividend or other distribution (whether in cash, property, or other securities) on share of capital stock solely in the form of additional Ordinary Shares.

a.	So long as the Company shall have any obligations under this Note, the Company shall not without the Holder’s prior written consent redeem, repurchase, or otherwise acquire (whether for cash or in exchange for property or other securities) in any one transaction or series of transactions any shares of capital stock of the Company or any warrants, rights, or options to acquire any such shares.

b.	So long as the Company shall have any obligations under this Note, the Company shall not without the Holder’s prior written consent incur any liability for borrowed money, except (a) borrowings in existence as of this date and of which the Company has informed the Holder in writing before the date hereof or (b) indebtedness to trade creditors or financial institutions incurred in the ordinary course of business.

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c.	So long as the Company shall have any obligations under this Note, the Company shall not without the Holder’s prior written consent sell, lease, or otherwise dispose of a significant portion of its assets outside the ordinary course of business. Any consent to the disposition of any assets may be conditioned upon a specified use of the proceeds thereof.

6.	Issuance of Ordinary Shares Equivalents. If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Ordinary Shares (“Convertible Securities”), other than the Note, or any rights or warrants or options to purchase any such Ordinary Shares or Convertible Securities, shall be issued or sold (collectively, the “Ordinary Share Equivalents”) and the aggregate of the price per share for which Additional Shares may be issuable thereafter pursuant to such Ordinary Share Equivalent, plus the consideration received by the Company for issuance of such Ordinary Share Equivalent divided by the number of shares of Ordinary Shares issuable pursuant to such Ordinary Share Equivalent (the “Aggregate Per Ordinary Share Price”) shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Ordinary Share Equivalents, the price per share for which Additional Shares may be issuable thereafter is amended or adjusted, and such price as so amended shall make the Aggregate Per Share Price be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be reduced to the lower of: (i) the Conversion Price; or (ii) a twenty-five percent (25%) discount to the lowest Aggregate Per Share Price (whether or not such Ordinary Share Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the earlier of (A) the date on which the Company shall enter into a firm contract for the issuance of such Ordinary Share Equivalent, or (B) the date of actual issuance of such Ordinary Share Equivalent. No adjustment of the applicable Conversion Price shall be made under this Section 6 upon the issuance of any Convertible Security which is outstanding on the day immediately preceding the Issuance Date. No adjustment shall be made to the Conversion Price upon the issuance of Ordinary Shares pursuant to the exercise, conversion or exchange of any Convertible Security or Ordinary Share Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Ordinary Share Equivalent.

7.	Reservation of Shares. The Company shall at all times, so long as any principal amount of the Note is outstanding, reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Note, such number of Ordinary Shares as shall at all times be sufficient to effect the conversion of all of the principal amount of the Note then outstanding. The initial number of Ordinary Shares reserved for conversions of the Notes shall be calculated as four times the number of shares necessary to convert the entire value of the Note on the day it was executed, unless the Holder stipulates otherwise in the “Irrevocable Letter of Instructions to the Transfer Agent.”

a.	Capitalization. So long as this Note is outstanding, upon written request of the Holder or via telephonic communication, the Company’s Transfer Agent shall furnish to the Holder the then-current number of Ordinary Shares issued and outstanding, the then-current number of Ordinary Shares authorized, the then-current number of unrestricted shares, and the then-current number of shares reserved for third parties.

8.	Voting Rights. Holders of this Note shall have no voting rights, except as required by law.

9.	Reissuance of Note. In the event of a conversion or redemption pursuant to this Note of less than all of the Conversion Amount represented by this Note, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of the Note converted or redeemed, a new note of like tenor representing the remaining principal amount of this Note which has not been so converted or redeemed and which is in substantially the same form as this Note, as set forth above.

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10.	Default and Remedies.

a.	Event of Default. An “Event of Default” is:

i.	default for ten (10) days in payment of interest or Default Interest on this Note;

ii.	default in payment of the principal amount of this Note when due;

iii.	failure by the Company for thirty (30) days after notice to it to comply with any other material provision of this Note;

iv.	breach of any covenants, warranties, or representations by the Company herein;

v.	cessation of operations by the Company or a material subsidiary;

vi.	if the Company pursuant to or within the meaning of any Bankruptcy Law; (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; (d) makes a general assignment for the benefit of its creditors; or (e) admits in writing that it is generally unable to pay its debts as the same become due;

vii.	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company in an involuntary case; (b) appoints a Custodian of the Company or for all or substantially all of its property; or (c) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for thirty (30) days;

viii.	the Company files a Form 15;

ix.	the Company’s failure to timely file all reports required to be filed by it with the Securities and Exchange Commission;

x.	the Company’s Ordinary Shares are delisted from the Nasdaq Stock Market;

xi.	in the event that the Company’s Ordinary Shares are delisted from the Nasdaq Market and subsequently quoted on the OTC Markets and the OTC Markets changes the Company's designation to 'No Information' (Stop Sign), 'Caveat Emptor' (Skull and Crossbones), or 'OTC', 'Other OTC' or 'Grey Market' (Exclamation Mark Sign).

The Term “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

b.	Remedies. If an Event of Default occurs, the Holder may in its sole discretion determine to request immediate repayment of all or any portion of the Note that remains outstanding; at such time the Company will be required to redeem all or any portion of the Note so demanded (including all accrued and unpaid interest), in cash, at a price equal to 150% of the outstanding balance, plus accrued Interest and Default Interest and any other amounts then due under this Note.

11.	Vote to Change the Terms of this Note. This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and holders of a majority of the aggregate Conversion Amount of the Notes then outstanding.

12.	Lost or Stolen Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Notes, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount into Ordinary Shares.

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13.	Payment of Collection, Enforcement and Other Costs. If: (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder of this Note in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Note, then the Company shall pay to the Holder all reasonable attorneys’ fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

14.	Cancellation. After all principal, accrued Interest and Default Interest, if any, at any time owed on this Note has been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

15.	Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

16.	Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Texas for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending, through certified mail or overnight courier, a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

17.	Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

18.	Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

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19.	Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude further exercise thereof or of any other right, power or privilege.

20.	Partial Payment. In the event of partial payment by the Holder, the principal sum due to the Holder shall be prorated based on the consideration actually paid by the Holder such that the Company is only required to repay the amount funded and the Company is not required to repay any unfunded portion of this Note, with the exception of any OID contemplated herein.

21.	Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects herein. None of the terms of this Agreement can be waived or modified, except by an express agreement signed by each Party hereto.

22.	Representations and Warranties. The Company expressly acknowledges that the Holder, including but not limited to its officer, directors, employees, agents, and affiliates, have not made any representation or warranty to it outside the terms of this Agreement. The Company further acknowledges that there have been no representations or warranties about future financing or subsequent transactions between the parties.

23.	Notices. All notices and other communications given or made to the Company pursuant hereto shall be in writing (including facsimile or similar electronic transmissions) and shall be deemed effectively given: (i) upon personal delivery, (ii) when sent by electronic mail or facsimile, as deemed received by the close of business on the date sent, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent either by email, or fax, or to the address specified on the signature page. The physical address, email address, and phone number provided on the signature page shall be considered valid pursuant to the above stipulations; should the Company’s contact information change from that listed on the signature page, it is incumbent on the Company to inform the Holder.

24.	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the rest of the Agreement shall be enforceable in accordance with its terms.

25.	Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any law that would prohibit or forgive the Company from paying all or a portion of the principal or interest on this Note.

26.	Successors and Assigns. This Agreement shall be binding upon successors and assigns.

— SIGNATURE PAGE TO FOLLOW —

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IN WITNESS WHEREOF, the Company has caused this Note to be signed by its CEO, on and as of the Issuance Date.

COMPANY

Signature:

By:

Title:

Address:

Email:

Phone:

Facsimile:

JSJ Investments Inc.

Signature:

Sameer Hirji, President

JSJ Investments Inc.

6060 North Central Expressway, Suite 500

Dallas TX 75206

888-503-2599

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Exhibit 1

Conversion Notice

Reference is made to the 12% Convertible Note issued by SGOCO Group, Ltd.(the "Note"), dated June 3, 2015 in the principal amount of $150,000 with 12% interest. This note currently holds a principal balance of $150,000. The features of conversion stipulate a Conversion Price equal to the lower of (i) a 43% discount to the lowest trading price per share during the previous twenty (20) trading days to the date of a Conversion Notice; or (ii) a 43% discount to the lowest trading price per share during the previous twenty (20) trading days before the date that this note was executed, pursuant to the provisions of Section 2(a)(ii) in the Note.

In accordance with and pursuant to the Note, the undersigned hereby elects to convert $______ of the principal/interest balance of the Note, indicated below into Ordinary Shares (the "Ordinary Shares"), of the Company, by tendering the Note specified as of the date specified below.

Date of Conversion: __________

Please confirm the following information:

Conversion Amount: $ ____________________

Conversion Price: $ ____________________ ( ____ % discount from $ ____________________)

Number of Ordinary Shares to be issued: _______________________________________________________________

Current Issued/Outstanding: ________________________________________________________________________

If the Issuer is DWAC eligible, please issue the Ordinary Shares into which the Note is being converted in the name of the Holder of the Note and transfer the shares electronically to:

[BROKER INFORMATION]

Holder Authorization:

JSJ Investments Inc.

6060 North Central Expressway, Suite 500    *Do not send certificates to this address

Dallas, TX 75206

888-503-2599

Tax ID: 20-2122354

Sameer Hirji, President

[DATE]

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PLEASE BE ADVISED, pursuant to Section 2(e)(2) of the Note, “Upon receipt by the Company of a copy of the Conversion Notice, the Company shall as soon as practicable, but in no event later than one (1) Business Day after receipt of such Conversion Notice, SEND, VIA EMAIL, FACSIMILE OR OVERNIGHT COURIER, A CONFIRMATION OF RECEIPT OF SUCH CONVERSION NOTICE TO SUCH HOLDER INDICATING THAT THE COMPANY WILL PROCESS SUCH CONVERSION NOTICE in accordance with the terms herein. Within two (2) Business Days after the date of the Conversion Confirmation, the Company shall have issued and electronically transferred the shares to the Broker indicated in the Conversion Notice; should the Company be unable to transfer the shares electronically, they shall, within two (2) Business Days after the date of the Conversion Confirmation, have surrendered to FedEx for delivery the next day to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock to which the Holder shall be entitled.”

Signature:

Shi-bin Xie
CEO
SGOCO Group, Ltd.

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